PROSPECTUS SUPPLEMENT NO. 9 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated November 21, 2023) Registration No. 333-268062

VINTAGE WINE ESTATES, INC.

27,633,275 Shares of Common Stock

__________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 21, 2023 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K filed with the SEC on May 30, 2024 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of up to 27,633,275 shares of our common stock, no par value per share (“common stock”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VWE”. On May 29, 2024, the closing price of our common stock on Nasdaq was $0.37 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 30, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2024

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Concourse Boulevard
Santa Rosa, California		95403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2024, the Board of Directors of Vintage Wine Estates, Inc. (the “Company”) approved a retention plan to retain select employees and executive officers, including the principal executive officer and principal financial officer (the “Retention Plan”). Pursuant to the Retention Plan, Seth Kaufman, the Company’s Chief Executive Officer, and Kristina Johnston, the Company’s Chief Financial Officer, are entitled to receive cash retention payments in the amounts of $1,800,000 and $600,000, respectively, subject to executing a release of claims in favor of the Company and its affiliates.

Payments under the Retention Plan must be repaid to the Company by the executive if the executive resigns or is terminated for cause prior to the achievement of certain milestones, including (i) transfer of employment to a buyer of the Company, (ii) consummation of a restructuring or change of control transaction, (iii) June 30, 2025, or (iv) involuntary separation without cause.

Under Mr. Kaufman’s existing employment agreement with the Company dated July 20, 2023, Mr. Kaufman is entitled to receive (i) a guaranteed cash annual bonus in the amount of $720,000 for the fiscal year ended June 30, 2024 and (ii) a signing bonus of $326,000 paid in semi-annual installments, and the final payment is outstanding. Pursuant to an agreement with Mr. Kaufman (the “Kaufman Agreement”) and subject to Mr. Kaufman executing a release of claims in favor of the Company and its affiliates, the amounts owed to Mr. Kaufman ($883,000) are being canceled and replaced with the opportunity for Mr. Kaufman to earn and receive a cash payment of $450,000, which will be paid as soon as practicable, subject to the same repayment provisions of the Retention Plan as described above.

Copies of the Retention Plan and the Kaufman Agreement will be filed with the Company’s Annual Report on Form 10-K for the year ended June 30, 2024.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.
(Registrant)
Date:	May 30, 2024	By:	/s/ Kristina Johnston
Chief Financial Officer